Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on From S-8 (No. 333-171333) and on Form S-3 (No. 333-181820) of QR Energy, LP of our report dated January 9, 2013 relating to the Statement of Revenues and Direct Operating Expenses of the December 2012 Transferred Properties acquired by QR Energy, LP from Quantum Resources A1, LP, QAB Carried WI, LP, QAC Carried WI, LP and Black Diamond Resources, LLC, which appears in this Current Report on Form 8-K/A of QR Energy, LP dated January 9, 2013.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 9, 2013